                                                                    EXHIBIT 99.1

            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

     The following narrative analysis should be read in combination with our consolidated financial statements included herein.

     Effective August 31, 2002, Reliant Energy, Incorporated (Reliant Energy) consummated a restructuring transaction (the Restructuring) in which it, among other things, (1) conveyed its Texas electric generation assets to Texas Genco Holdings, Inc. (Texas Genco), (2) became an indirect, wholly owned subsidiary of a new utility holding company, CenterPoint Energy, Inc. (CenterPoint Energy),
(3) was converted into a Texas limited liability company named CenterPoint Energy Houston Electric, LLC (CenterPoint Houston or the Company), and (4) distributed the capital stock of its operating subsidiaries to CenterPoint Energy. As part of the Restructuring, each share of Reliant Energy common stock was converted into one share of CenterPoint Energy common stock. Pursuant to the provisions of certain of its existing debt agreements applicable when the properties or assets of Reliant Energy were transferred to another entity substantially as an entirety, CenterPoint Energy assumed certain debt and other obligations of Reliant Energy, and Reliant Energy was released as the primary obligor on such debt. Immediately subsequent to the Restructuring, we had outstanding (a) $614.7 million of first mortgage bonds issued directly to third parties, (b) $546.5 million of first mortgage bonds that collateralized medium-term notes and pollution control bonds of CenterPoint Energy (such amounts are not reflected in our consolidated financial statements because of the contingent nature of the obligations), (c) $300 million of notes issued by a subsidiary, (d) $735.8 million of transition bonds issued by a subsidiary, and
(e) a $1.6 billion note issued to CenterPoint Energy. In addition, we had a $400 million credit facility. At December 31, 2002 we had $3.7 billion in outstanding indebtedness and had issued $1.1 billion of first mortgage bonds and second mortgage bonds as collateral for long-term debt of CenterPoint Energy.

     We operate Reliant Energy's former electric transmission and distribution business, which continues to be subject to cost-of-service rate regulation and is responsible for the delivery of electricity sold to retail customers by retail electric providers in the 5,000 square mile service area of Houston, Texas and surrounding metropolitan areas as well as the transmission of bulk power into and out of the Houston area.

     Contemporaneous with the Restructuring, CenterPoint Energy registered and became subject, with its subsidiaries, to regulation as a registered holding company system under the Public Utility Holding Company Act of 1935 (1935 Act). The 1935 Act directs the Securities and Exchange Commission (SEC) to regulate, among other things, transactions among affiliates, sales or acquisitions of assets, issuances of securities, distributions and permitted lines of business.

                       CONSOLIDATED RESULTS OF OPERATIONS

     The consolidated financial statements present the former subsidiaries of Reliant Energy that were distributed to CenterPoint Energy in the Restructuring as discontinued operations, in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). Accordingly, our consolidated financial statements reflect these operations as discontinued operations for each of the three years in the period ended December 31, 2002. Additionally, the conveyance of Reliant Energy's electric generation assets to Texas Genco has been reflected as discontinued operations in accordance with SFAS No. 144 for each of the three years in the period ended December 31, 2002.

     The following discussion of consolidated results of operations is based on earnings from continuing operations before interest expense, distribution on trust preferred securities, and income taxes (EBIT). EBIT, as defined, is shown because it is a financial measure used by CenterPoint Energy to evaluate our performance and we believe it is a measure of financial performance that may be used as a means to analyze and compare companies on the basis of operating performance. We expect that some analysts and investors will want to review EBIT when evaluating our company. EBIT is not defined under accounting principles generally accepted in the United States of America (GAAP), should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income from operations as determined under GAAP. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion. We consider operating income to be a comparable measure under GAAP. We believe the difference between operating income and EBIT is not material. We have provided a reconciliation of consolidated operating income to EBIT and EBIT to net income in the table below.

     The following table sets forth selected financial and operating data for the years ended December 31, 2000, 2001 and 2002, followed by a discussion of significant variances in period-to-period results:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Operating Revenues:
  Electric revenues........................................  $2,161   $2,100   $1,525
  ECOM true-up.............................................      --       --      697
                                                             ------   ------   ------
     Total Operating Revenues..............................   2,161    2,100    2,222
                                                             ------   ------   ------
Operating Expenses:
  Purchased power..........................................      --       --       66
  Operation and maintenance................................     586      650      575
  Depreciation and amortization............................     356      299      271
  Taxes other than income taxes............................     284      288      213
                                                             ------   ------   ------
     Total Operating Expenses..............................   1,226    1,237    1,125
                                                             ------   ------   ------
Operating Income...........................................     935      863    1,097
Other Income, net..........................................      20       44       21
                                                             ------   ------   ------
EBIT.......................................................     955      907    1,118
Interest Expense and Distribution on Trust Preferred
  Securities...............................................    (231)    (233)    (285)
                                                             ------   ------   ------
Income From Continuing Operations Before Income Taxes and
  Preferred Dividends......................................     724      674      833
Income Tax Expense.........................................    (233)    (228)    (286)
                                                             ------   ------   ------
Income From Continuing Operations Before Preferred
  Dividends................................................     491      446      547
Income (Loss) from Discontinued Operations.................     (44)     535      132
Preferred Dividends........................................      --       (1)      --
                                                             ------   ------   ------
Net Income.................................................  $  447   $  980   $  679
                                                             ======   ======   ======

     2002 Compared to 2001. Prior to January 1, 2002, CenterPoint Energy's electric operations reflected the regulated electric utility business, including generation, transmission and distribution, and retail electric sales. As of January 1, 2002, with the opening of the Texas market to full retail electric competition, generation and retail sales are no longer subject to cost of service regulation. Retail electric sales involve the sale of electricity and related services to end users of electricity and were included as part of the bundled regulated service prior to 2002. This business is now conducted by Reliant Resources. The previously regulated generation operations in Texas are now a part of Texas Genco. We report results from two sources:

     - the regulated electric transmission and distribution operations; and

     - the generation-related stranded costs recoverable by us as a regulated utility.

     As a result of the implementation of deregulation, we recover the cost of our service through an energy delivery charge, and not as a component of the prior bundled rate, which included energy and delivery charges. The design of the new energy delivery rate differs from the prior bundled rate. The winter/summer rate differential for residential customers has been eliminated and the energy component of the rate structure for commercial and industrial customers has been removed, which will tend to lessen some of the pronounced seasonal variation of revenues which has been experienced in prior periods.

     Although our former retail sales business is no longer conducted by us, retail customers remained regulated customers of Reliant Energy through the date of their first meter reading in 2002. Operations during this transition period are reflected in our business. Operations during this transition period also included power purchased from Texas Genco of approximately $48 million.

     We reported EBIT of $1.1 billion in 2002, consisting of EBIT of $421 million for the regulated electric transmission and distribution business, including retail sales during the transition period as discussed above, and non-cash EBIT of $697 million of Excess Costs Over Market (ECOM) regulatory assets associated with costs recorded pursuant to the Texas electric restructuring law as explained below. Operating revenues were $1.5 billion, excluding ECOM, and purchased power costs were $66 million in 2002. The purchased power costs relate to operation of the regulated utility during the transition period discussed above.

     Under the Texas electric restructuring law, each power generator that is unbundled from an integrated electric utility in Texas has an obligation to conduct state mandated capacity auctions of 15% of its capacity. In addition, under a master separation agreement between CenterPoint Energy and Reliant Resources, Texas Genco is contractually obligated to auction all capacity in excess of the state mandated capacity auctions. The auctions conducted periodically between September 2001 and January 2003 were consummated at prices below those used in the ECOM model by the Public Utility Commission of Texas (Texas Utility Commission). Under the Texas electric restructuring law, we, as a regulated utility, may recover in a regulatory proceeding scheduled for 2004 any difference between market prices received through the state mandated auctions and the Texas Utility Commission's earlier estimates of those market prices. This difference, recorded as a regulatory asset, produced $697 million of EBIT in 2002.

     Our throughput declined 2% during 2002 as compared to 2001. The decrease was primarily due to reduced energy delivery in the industrial sector resulting from self-generation by several major customers, partially offset by increased residential usage primarily due to non-weather related factors. Additionally, despite a slowing economy, total metered customers continued to grow at an approximate annual growth rate of 2% during 2002.

     Operation and maintenance expenses decreased by $75 million in 2002, compared to 2001. The decrease was primarily due to:

     - a $77 million decrease in factoring expense as a result of the termination of an agreement under which we sold our customer accounts receivable;

     - a $10 million decrease in transmission cost of service; and

     - a $16 million decrease in transmission line losses in 2002 as this is now a cost of retail electric providers.

     These decreases were partially offset by a $25 million increase in benefits expense, including severance costs of $11 million in connection with a reduction in work force in 2002.

     In June 1998, the Texas Utility Commission issued an order approving a transition to competition plan (Transition Plan) filed by Reliant Energy in December 1997. In order to reduce Reliant Energy's exposure to potential stranded costs related to generation assets, the Transition Plan permitted the redirection of depreciation expense to generation assets that we otherwise would apply to transmission, distribution and general plant assets. In addition, the Transition Plan provided that all earnings above a stated overall annual rate of return on invested capital be used to recover our investment in generation assets. Reliant Energy implemented the Transition Plan effective January 1, 1998. For further discussion of the Transition Plan, please read Note 4(a) to our consolidated financial statements.

     Depreciation and amortization decreased $28 million in 2002 compared to 2001. The decrease was primarily due to a decrease in amortization of the book impairment regulatory asset ($281 million) recorded in June 1999, which was fully amortized in December 2001, offset by depreciation expense recorded in 2002 as a result of the discontinuance of redirection of depreciation expense related to electric transmission and distribution assets ($217 million) and increased amortization related to transition property associated with the transition bonds issued in November 2001 ($35 million). For further discussion related to the impairment recorded in June 1999, please read Note 4(a) to our consolidated financial statements.

     Taxes other than income taxes decreased $75 million compared to 2001. The decrease was primarily due to lower gross receipts taxes ($64 million), which became the responsibility of the retail electric providers upon deregulation, and lower franchise taxes ($27 million) partially offset by increased property taxes ($10 million).

     Other income, net decreased $23 million in 2002 compared to 2001. The decrease was primarily due to a $37 million decrease in interest income from under-recovery of fuel in 2002 compared to 2001, partially offset by a $19 million increase in interest income from affiliated parties.

     Our effective tax rates for 2002 and 2001 were 34.3% and 33.8%, respectively.

     See Note 2 to our consolidated financial statements for a discussion of discontinued operations.

     2001 Compared to 2000. Our EBIT for 2001 decreased $48 million compared to 2000. The decrease was primarily due to milder weather, decreased customer demand, increased contract services and benefit expenses and a charge recorded in the fourth quarter of 2001 resulting from the early termination of an accounts receivable factoring agreement. The decrease was also due to the implementation of the pilot program for Texas deregulation in August 2001, reduced rates for certain governmental agencies and increased administrative expenses related to the separation of our regulated and unregulated businesses. These decreases were partially offset by decreased amortization expense and customer growth.

     Operating revenues decreased $61 million in 2001 primarily due to decreased customer demand as a result of the effect of milder weather compared to 2000 and decreased customer usage on a weather normalized basis.

     Operation and maintenance expenses increased $64 million in 2001 compared to 2000 primarily due to the following items:

     - a $27 million increase in benefits expense primarily driven by medical and pension costs;

     - an $11 million increase in administrative expenses related to the separation of our regulated and unregulated businesses;

     - a $20 million charge recorded in the fourth quarter of 2001 resulting from the early termination of an accounts receivable factoring agreement; and

     - a $7 million increase due to an overall increase in bad debt expense.

     Depreciation and amortization expense decreased $57 million primarily due to a decrease in amortization of the book impairment regulatory asset recorded in June 1999 and decreased amortization expense due to regulatory assets related to cancelled projects being fully amortized in June 2000, partially offset by accelerated amortization of certain regulatory assets related to energy conservation management as required by the Texas Utility Commission.

     Other income, net increased $24 million in 2001 compared to 2000. The increase was primarily due to an increase in interest income from under-recovery of fuel in 2001 compared to 2000.

     Our effective tax rates for 2001 and 2000 were 33.8% and 32.2%, respectively.

                   CERTAIN FACTORS AFFECTING FUTURE EARNINGS

     Our past earnings are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on numerous factors including:

     - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the 1935 Act, changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

      - approval of stranded costs;

      - allowed rates of return;

      - rate structures;

      - recovery of investments; and

      - operation and construction of facilities;

     - non-payment for our services due to financial distress of our customers, including our largest customer, Reliant Resources;

     - the successful and timely completion of our capital projects;

     - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

     - changes in business strategy or development plans;

     - changes in interest rates or rates of inflation;

     - unanticipated changes in operating expenses and capital expenditures;

     - weather variations and other natural phenomena, which can affect the demand for power over our transmission and distribution system;

     - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets for transmission and distribution companies;

     - actions by rating agencies;

     - legal and administrative proceedings and settlements;

     - changes in tax laws;

     - inability of various counterparties to meet their obligations with respect to our financial instruments;

     - any lack of effectiveness of our disclosure controls and procedures;

     - changes in technology;

     - significant changes in our relationship with our employees, including the availability of qualified personnel and the potential adverse effects if labor disputes or grievances were to occur;

     - significant changes in critical accounting policies;

     - acts of terrorism or war, including any direct or indirect effect on our business resulting from terrorist attacks such as occurred on September 11, 2001 or any similar incidents or responses to those incidents;

     - the availability and price of insurance;

     - the outcome of the pending securities lawsuits against Reliant Energy and Reliant Resources;

     - the outcome of the Securities and Exchange Commission investigation relating to the treatment in our consolidated financial statements of certain activities of Reliant Resources;

     - the ability of Reliant Resources to satisfy its indemnity obligations to us;

     - the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business in our service territory, including the systems owned and operated by the ERCOT ISO;

     - political, legal, regulatory and economic conditions and developments in the United States; and

     - other factors discussed in Item 1 of this report under "Risk Factors."

                                   LIQUIDITY

     Long-Term Debt. The following table shows future maturity dates of long-term debt issued by us to third parties and affiliates and expected future maturity dates of transition bonds issued by our subsidiary CenterPoint Energy Transition Bond Company, LLC, as of December 31, 2002. Amounts are expressed in thousands.

                              CENTERPOINT HOUSTON
                            ------------------------                TRANSITION
YEAR                        THIRD-PARTY   AFFILIATE    SUB-TOTAL      BONDS        TOTAL
----                        -----------   ----------   ----------   ----------   ----------
2003......................                $  166,600   $  166,600    $ 18,722    $  185,322
2004......................                                             41,189        41,189
2005......................  $1,310,000                  1,310,000      46,806     1,356,806
2006......................                                             54,295        54,295
2007......................                                             59,912        59,912
2008......................                                             65,529        65,529
2009......................                                             73,018        73,018
2010......................                                             80,506        80,506
2011......................                                             87,995        87,995
2012......................                    45,570       45,570      99,229       144,799
2013......................                                            108,590       108,590
2015......................                   150,850      150,850                   150,850
2017......................                   127,385      127,385                   127,385
2021......................     102,442                    102,442                   102,442
2022......................      62,275                     62,275                    62,275
2023......................     450,000                    450,000                   450,000
2027......................                    56,095       56,095                    56,095
2028......................                   536,500      536,500                   536,500
                            ----------    ----------   ----------    --------    ----------
Total.....................  $1,924,717    $1,083,000   $3,007,717    $735,791    $3,743,508
                            ==========    ==========   ==========    ========    ==========

     Third-party debt of $1.3 billion maturing in 2005 is senior and secured by our general mortgage bonds. First mortgage bonds in an aggregate principal amount of $615 million have been issued directly to third parties. The affiliate debt is senior and unsecured.

     As of October 10, 2002, we increased the size of our credit facility to $850 million in connection with the amendment and extension of our bank facility and CenterPoint Energy's bank facility. Proceeds from the loan were used to (1) repay maturing loans under a $400 million credit facility and (2) repay $450 million of the notes payable to CenterPoint Energy. The $850 million facility was secured by $850 million aggregate principal amount of our general mortgage bonds issued under our General Mortgage Indenture dated as of October 10, 2002. The lien of the general mortgage indenture is junior to that of our Mortgage and Deed of Trust dated as of November 1, 1944. The $850 million of general mortgage bonds was released by the banks upon the November 2002 repayment and termination of the facility using proceeds from our $1.3 billion collateralized term loan as discussed below.

     On November 12, 2002, we entered into a $1.3 billion collateralized term loan maturing November 2005. The interest rate on the loan is the London inter-bank offered rate (LIBOR) plus 9.75%, subject to a minimum rate of 12.75%. The loan is secured by our general mortgage bonds. Proceeds from the loan were used to (1) repay our $850 million term loan as discussed above, (2) repay $100 million of intercompany notes maturing in 2028, (3) repay $300 million of debt that matured on November 15, 2002 and (4) pay transaction costs. The loan agreement contains various business and financial covenants including a covenant restricting our debt, excluding transition bonds, as a percent of its total capitalization to 68%. The loan agreement also limits incremental secured debt that may be issued by us to $300 million. At December 31, 2002 we were in compliance with this covenant.

     We have outstanding approximately $1.1 billion aggregate principal amount of affiliate notes which represent borrowings from our parent.

     On February 28, 2003, CenterPoint Energy amended its existing $3.85 billion bank facility. The amendment provides that proceeds from capital stock or indebtedness issued or incurred by us must be applied (subject to a $200 million basket for CERC and its subsidiaries and another $250 million basket for borrowings by us and CenterPoint Energy's other subsidiaries and other limited exceptions) to repay bank loans and reduce the bank facility. Cash proceeds from issuances of indebtedness to refinance indebtedness existing on October 10, 2002 are not subject to this limitation.

     We have issued approximately $1.2 billion aggregate principal amount of first mortgage bonds and approximately $1.8 billion aggregate principal amount of general mortgage bonds, of which approximately $1.1 billion combined aggregate principal amount of first mortgage bonds and general mortgage bonds collateralizes debt of CenterPoint Energy.

     The following table shows the future maturity dates of the $1.1 billion of first mortgage bonds and general mortgage bonds that we have issued as collateral for $150 million of CenterPoint Energy's medium term notes and $924 million of pollution control bonds for which CenterPoint Energy is obligated. These bonds are not reflected in our consolidated financial statements because of the contingent nature of the obligations. Amounts are expressed in thousands.

YEAR                                FIRST MORTGAGE BONDS   GENERAL MORTGAGE BONDS     TOTAL
----                                --------------------   ----------------------   ----------
2003..............................        $166,600                                  $  166,600
2011..............................                                $ 19,200              19,200
2012..............................          45,570                                      45,570
2015..............................         150,850                                     150,850
2017..............................         127,385                                     127,385
2018..............................                                  50,000              50,000
2019..............................                                 200,000             200,000
2020..............................                                  90,000              90,000
2026..............................                                 100,000             100,000
2027..............................          56,095                                      56,095
2028..............................                                  68,000              68,000
                                          --------                --------          ----------
Total.............................        $546,500                $527,200          $1,073,700
                                          ========                ========          ==========

     The aggregate amount of additional general mortgage bonds and first mortgage bonds that could be issued is approximately $900 million based on estimates of the value of property encumbered by the General Mortgage, the cost of such property and the 70% bonding ratio contained in the General Mortgage. As of December 31, 2002, the outstanding principal amount of first mortgage bonds and general mortgage bonds aggregated approximately $3.0 billion. The agreement relating to the $1.3 billion collateralized term loan debt maturing in 2005 limits incremental secured debt to $300 million of general mortgage bonds.

     Our subsidiary, CenterPoint Energy Transition Bond Company, LLC, has $736 million aggregate principal amount of outstanding transition bonds that were issued in 2001 in accordance with the Texas electric restructuring law. Classes of the transition bonds have final maturity dates of September 15, 2007, September 15, 2009, September 15, 2011 and September 15, 2015 and bear interest at rates of 3.84%, 4.76%, 5.16% and 5.63%, respectively. The transition bonds are secured by "transition property," as defined in the Texas electric restructuring law, which includes the irrevocable right to recover, through non-bypassable transition charges payable by retail electric customers, qualified costs provided in the Texas electric restructuring law. The transition bonds are reported as our long-term debt, although the holders of the transition bonds have no recourse to any of our assets or revenues, and our creditors have no recourse to any assets or revenues (including, without limitation, the transition charges) of the transition bond company. We have no payment obligations with respect to the transition bonds except to remit collections of transition charges as set forth in a servicing agreement between us and the transition bond company and in an intercreditor agreement among us, our indirect transition bond subsidiary and other parties.

     Bank Facilities. As of December 31, 2002, we had no bank facilities available to meet our short-term liquidity needs.

     In February 2003, we obtained a $75 million revolving credit facility that terminates on April 30, 2003. A condition precedent to utilizing the facility is that security in the form of general mortgage bonds must be delivered to the lender. Rates for borrowings under this facility, including the facility fee, will be LIBOR plus 250 basis points.

     Money Pool. We participate in a "money pool" through which we and certain of our affiliates can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The money pool's net funding requirements are generally met by borrowings of CenterPoint Energy. The terms of the money pool are in accordance with requirements applicable to registered public utility holding companies under the 1935 Act. At December 31, 2002, we had borrowings of $48 million from the money pool. The money pool may not provide sufficient funds to meet our cash needs.

     Temporary Investments. On December 31, 2002, we had approximately $44 million of investments in a money market fund.

     Capital Requirements. We anticipate capital expenditures of up to $1.5 billion in the years 2003 through 2007. We anticipate capital expenditures to be approximately $258 million and $300 million in 2003 and 2004, respectively.

     Contractual Obligations. Excluding long-term debt discussed above, our contractual obligations to make future payments consist of operating leases of $5 million each in the years 2003 through 2005 and $6 million each in the years 2006 and 2007. For a discussion of operating leases, please read Note 10(a) to our consolidated financial statements.

     Refunds to Our Customers. An order issued by the Texas Utility Commission on October 3, 2001 established the transmission and distribution rates that became effective in January 2002. The Texas Utility Commission determined that we had overmitigated our stranded costs by redirecting transmission and distribution depreciation and by accelerating depreciation of generation assets (an amount equal to earnings above a stated overall rate of return on rate base that was used to recover our investment in generation assets) as provided under the 1998 transition plan and the Texas electric restructuring law. In this final order, we are required to reverse the amount of redirected depreciation and accelerated depreciation taken for regulatory purposes as allowed under the transition plan and the Texas electric restructuring law. Per the October 3, 2001 order, we recorded a regulatory liability to reflect the prospective refund of the accelerated depreciation. We began refunding excess mitigation credits with the January 2002 unbundled bills, to be refunded over a seven-year period. The annual refund of excess earnings is approximately $237 million. Under the Texas electric restructuring law, a final settlement of these stranded costs will occur in 2004.

     Cash Requirements in 2003. Our liquidity and capital requirements are affected primarily by our results of operations, capital expenditures, debt service requirements, and working capital needs. Our principal cash requirements during 2003 include the following:

     - approximately $258 million of capital expenditures;

     - an estimated $237 million which we are obligated to return to customers as a result of the Texas Utility Commission's finding of over-mitigation of stranded costs; and

     - $167 million of maturing long-term debt to affiliate.

     We expect to fund cash requirements with cash from operations, liquidations of short-term investments, short-term borrowings and proceeds from debt offerings. We believe that our current liquidity, along with anticipated cash flows from operations and proceeds from possible debt issuances will be sufficient to meet our cash needs. However, disruptions in our ability to access the capital markets on a timely basis could adversely affect our liquidity. Limits on our ability to issue secured debt, as described in this report, may adversely affect our ability to issue debt securities. In addition, the cost of our recent secured debt issuances has been very high. A similar cost with regard to additional issuances could significantly impact our debt service. Please read "Risk Factors -- Risk Factors Associated with Financial Condition and Other Risks -- If we are unable to arrange future financings on acceptable terms, our ability to fund future capital expenditures and refinance existing indebtedness could be limited" in Item 1 of this report.

     Prior to the Restructuring, Reliant Energy obtained an order from the SEC that granted us certain authority with respect to financing, dividends and other matters. The financing authority granted by that order will expire on June 30, 2003, and CenterPoint Energy must obtain a further order from the SEC under the 1935 Act in order for it and its subsidiaries, including us, to engage in financing activities subsequent to that date.

     The amount of any debt issuance, whether registered or unregistered, or whether debt is secured or unsecured, is expected to be affected by the market's perception of our creditworthiness, market conditions and factors affecting our industry. Proceeds from the issuance of debt are expected to be used to refinance maturing debt, to finance capital expenditures and to permit the payment of dividends.

     Principal Factors Affecting Cash Requirements in 2004 and 2005. We expect to issue securitization bonds in 2004 or 2005 to monetize and recover the balance of stranded costs relating to previously owned electric generation assets and other qualified costs as determined in the 2004 true-up proceeding. The issuance will be done pursuant to a financing order to be issued by the Texas Utility Commission. As with the debt of our existing transition bond company, payments on these new securitization bonds would also be made out of funds from non-bypassable charges assessed to retail electric customers required to take delivery service from us. The holders of the securitization bonds would not have recourse to any of our assets or revenues, and our creditors would not have recourse to any assets or revenues of the entity issuing the securitization bonds. All or a portion of the proceeds from the issuance of securitization bonds remaining after repayment of our $1.3 billion collateralized term loan are expected to be utilized to retire affiliate debt and pay a dividend to our parent.

     Impact on Liquidity of a Downgrade in Credit Ratings. As of March 4, 2003, Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services, a division of The McGraw Hill Companies (S&P) and Fitch, Inc. (Fitch) had assigned the following credit ratings to our senior secured debt:

                                    MOODY'S                 S&P                  FITCH
                              -------------------   -------------------   -------------------
          SECURITY            RATING   OUTLOOK(1)   RATING   OUTLOOK(2)   RATING   OUTLOOK(3)
          --------            ------   ----------   ------   ----------   ------   ----------
First Mortgage Bonds........   Baa2      Stable      BBB       Stable     BBB+     Negative
Debt secured by General
  Mortgage Bonds............   Baa2      Stable      BBB       Stable     BBB      Negative

---------------

(1) A "stable" outlook from Moody's indicates that Moody's does not expect to put the rating on review for an upgrade or downgrade within 18 months from when the outlook was assigned or last affirmed.

(2) A "stable" outlook from S&P indicates that the rating is not likely to change over the intermediate to longer term.

(3) A "negative" outlook from Fitch encompasses a one- to two-year horizon as to the likely rating direction.

     We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to obtain short- and long-term financing, the cost of such financings and the execution of our commercial strategies. A decline in credit ratings would also increase the interest rate on long-term debt to be issued in the capital markets and would negatively impact our ability to complete capital market transactions.

     Our $75 million bank facility executed in February 2003 contains a "material adverse change" clause that could impact our ability to make new borrowings under the facility. The "material adverse change" clause relates to an event, development or circumstance that has had or would reasonably expected to have a material adverse affect on our business, financial condition or operations, the legality, validity or enforceability of the loan documents, or the perfection or priority of the lien of the general mortgage.

     Cross Defaults. The terms of our debt instruments generally provide that a default on obligations by CenterPoint Energy does not cause a default under our debt instruments. A payment default by us exceeding $50 million will cause a default under our $1.3 billion loan maturing in 2005. Acceleration of the maturity of CenterPoint Energy's $150 million of collateralized medium-term notes due in April 2003 would force us to redeem our related $150 million of first mortgage bonds.

     Other Factors that Could Affect Cash Requirements. In addition to the above factors, our liquidity and capital resources could be affected by:

     - various regulatory actions; and

     - the ability of Reliant Resources and its subsidiaries to satisfy their obligations to us as a principal customer and in respect of its indemnity obligation to us.

     Capitalization.  Factors affecting our capitalization include:

     - covenants in our borrowing agreements; and

     - limitations imposed on us because our parent company is a registered public utility holding company.

     In connection with our parent company's registration as a public utility holding company under the 1935 Act, the SEC has limited the aggregate amount of our external borrowings to $3.55 billion. Our ability to pay dividends is restricted by the SEC's requirement that common equity as a percentage of total capitalization must be at least 30% after the payment of any dividend. In addition, the order restricts our ability to pay dividends out of capital accounts to the extent current or retained earnings are insufficient for those dividends. Under these restrictions, we are permitted to pay dividends in excess of the respective current or retained earnings in an amount up to $200 million.

     Relationship to CenterPoint Energy. We are a wholly owned subsidiary of CenterPoint Energy. As a result of this relationship, the financial condition and liquidity of our parent company could affect our access to capital, our credit standing and our financial condition.

     Asset Sales. Factors affecting our ability to sell assets (including assets of our subsidiaries) or to satisfy our cash requirements include the following:

     - the 1935 Act may require us to obtain prior approval of certain assets sales; and

     - obligations under existing credit facilities to use certain cash received from asset sales and securities offerings to pay down debt.

     Pension Plan. As discussed in Note 8(a) to the consolidated financial statements, we participate in CenterPoint Energy's qualified non-contributory pension plan covering substantially all employees. Pension expense for 2003 is estimated to be $26 million based on an expected return on plan assets of 9.0% and a discount rate of 6.75% as of December 31, 2002. Pension expense for the year ended December 31, 2002 was $7 million. Future changes in plan asset returns, assumed discount rates and various other factors related to the pension will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

                          CRITICAL ACCOUNTING POLICIES

     A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of our financial condition or results of operations. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We believe the following accounting policies involve the application of critical accounting estimates.

ACCOUNTING FOR RATE REGULATION

     SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. We apply SFAS No. 71, which results in our accounting for the regulatory effects of recovery of "stranded costs" and other "regulatory assets" resulting from the unbundling of the transmission and distribution business from our electric generation operations in our consolidated financial statements. Certain expenses and revenues subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers. Regulatory assets reflected in our Consolidated Balance Sheets aggregated $3.2 billion and $4.0 billion as of December 31, 2001 and 2002, respectively. Significant accounting estimates embedded within the application of SFAS No. 71 relate to $2.0 billion of recoverable electric generation plant mitigation assets (stranded costs) and $697 million of ECOM true-up. The stranded costs are comprised of $1.0 billion of previously recorded accelerated depreciation and $841 million of previously redirected depreciation. These stranded costs are recoverable under the provisions of the Texas electric restructuring law. The ultimate amount of stranded cost recovery is subject to a final determination, which will occur in 2004 and is contingent upon the market value of Texas Genco. Any significant changes in our accounting estimate of stranded costs as a result of current market conditions or changes in the regulatory recovery mechanism currently in place could result in a material write-down of all or a portion of these regulatory assets. Regulatory assets related to ECOM true-up represent the regulatory assets associated with costs incurred as a result of mandated capacity auctions conducted beginning in 2002 by Texas Genco being consummated at market-based prices that have been substantially below the estimate of those prices made by the Texas Utility Commission in the spring of 2001. Any significant changes in our estimate of our regulatory asset associated with ECOM true-up could have a significant effect on our financial condition and results of operations. Additionally, any significant changes in our estimated stranded costs or ECOM true-up recovery could significantly affect our liquidity subsequent to the final true-up proceedings conducted by the Texas Utility Commission which are expected to conclude in late 2004.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets recorded in our Consolidated Balance Sheets primarily consist of property, plant and equipment (PP&E). Net PP&E comprises $3.8 billion or 42% of our total assets as of December 31, 2002. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. We evaluate our PP&E for impairment whenever indicators of impairment exist. During 2002, no such indicators of impairment existed. Accounting standards require that if the sum of the undiscounted expected future cash flows from a company's asset is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset.

UNBILLED REVENUES

     Revenues related to the sale and/or delivery of electricity are generally recorded when electricity is delivered to customers. However, the determination of deliveries to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, amounts of electricity delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. Unbilled electric delivery revenue is estimated each month based on daily supply volumes, applicable rates and analyses reflecting significant historical trends and experience. Accrued unbilled revenues recorded in the Consolidated Balance Sheets as of December 31, 2001 and 2002 were $33 million and $70 million, respectively.

                         NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of change in accounting principle in the income statement in the period of adoption. We adopted SFAS No. 143 on January 1, 2003. We have not identified any asset retirement obligations in connection with the adoption of SFAS No. 143.

     We have previously recognized removal costs as a component of depreciation expense in accordance with regulatory treatment. As of December 31, 2002, these previously recognized removal costs of $240 million do not represent SFAS No. 143 asset retirement obligations, but rather embedded regulatory liabilities.

     In August 2001, the FASB issued SFAS No. 144. SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 was effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. SFAS No. 144 did not materially change the methods we use to measure impairment losses on long-lived assets, but may result in more future dispositions being reported as discontinued operations than would previously have been permitted. We adopted SFAS No. 144 on January 1, 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for as a sale-leaseback transaction. The changes related to debt extinguishment are effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We have applied this guidance prospectively as it relates to lease accounting and will apply the accounting provisions to debt extinguishments to 2003. During 2002, we recorded a $25 million loss on the early extinguishment of debt related to our $850 million term loan.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF No. 94-3). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to the requirements for recognition of a liability for costs associated with an exit or disposal activity. SFAS No. 146 requires that a liability be recognized for a cost associated with an exit or disposal activity when it is incurred. A liability is incurred when a transaction or event occurs that leaves an entity little or no discretion to avoid the future transfer or use of assets to settle the liability. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. In addition, SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when it is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with early application encouraged. We will apply the provisions of SFAS No. 146 to all exit or disposal activities initiated after December 31, 2002.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to materially affect our consolidated financial statements. We have adopted the additional disclosure provisions of FIN 45 in our consolidated financial statements as of December 31, 2002.